EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 26, 2009, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of USA Truck, Inc. on Form 10-K for the year ended December 31, 2008. We hereby consent to the incorporation by reference of said reports in the Registration Statements of USA Truck, Inc. on Forms S-8 (File Nos. 033-48028, 333-20721, 333-40317, and 333-117856).

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma

February 26, 2009